Exhibit 99.2
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Interim Consolidated Financial Statements
(Unaudited)
TrinityCare Senior Living, LLC and Subsidiaries

TrinityCare Senior Living, LLC and Subsidiaries
Interim Consolidated Balance Sheets

	June 30,
	2011	December 31,
	(Unaudited)	2010
ASSETS
Cash	$198,526	$343,674
Accounts receivable	45,863	27,944
Prepaid expenses and other current assets	426,280	339,524

Total Current Assets	670,669	711,142

Property and equipment, net	13,715,366	14,000,711
Other assets	342,756	355,667

Total Assets	$14,728,791	$15,067,520

LIABILITIES
Accounts payable	$637,009	$418,674
Accrued expenses	197,647	539,943
Deferred revenue	267,575	373,270
Line of credit	76,813	76,813
Current portion of long-term debt	6,444,681	6,507,087

Total Current Liabilities	7,623,725	7,915,787

Long term debt, net of current	12,055,780	12,055,780

Total Liabilities	19,679,505	19,971,567

MEMBERS’ DEFICIT
Members’ Capital	5,423,237	5,423,237
Accumulated deficit	(8,887,922)	(9,017,691)

Trinity Care Senior Living, LLC Members’ Deficit	(3,464,685)	(3,594,454)
Noncontrolling interest	(1,486,029)	(1,361,751)

Total Members’ Deficit	(4,950,714)	(4,904,047)

Total Liabilities and Members’ Deficit	$14,728,791	$15,067,520

The accompanying notes are an integral part of these consolidated financial statements.

TrinityCare Senior Living, LLC and Subsidiaries
Interim Consolidated Statements of Operations
(Unaudited)

	Six Months
	Ended June 30,
	2011	2010
REVENUES:
Resident revenue	$3,683,078	$3,374,946
Other revenue	245,180	86,640

Total Revenues	3,928,258	3,461,586

EXPENSES
Salaries, benefits, and other employee costs	1,792,961	1,826,405
General and administrative	1,213,939	1,358,492
Depreciation and amortization	299,767	291,707

TOTAL OPERATING EXPENSES	3,306,667	3,476,604

OPERATING INCOME (LOSS)	621,591	(15,018)

Interest expense	562,758	576,526

INCOME (LOSS) BEFORE INCOME TAX	58,833	(591,544))

Income tax expense (benefit)	—	—

NET INCOME (LOSS) BEFORE NON CONTROLLING INTEREST	58,833	(591,544)

Non controlling interest in subsidiary loss	70,936	182,494

NET INCOME (LOSS)	$129,769	$(409,050)

The accompanying notes are an integral part of these consolidated financial statements.

TrinityCare Senior Living, LLC and Subsidiaries
Consolidated Statements of Members’ Deficit
(Unaudited)

	Members’	Accumulated	Total Members’	Noncontrolling	Total
	Capital	Deficit	Deficit	Interest	Deficit

Balance at December 31, 2010 (audited)	$5,423,237	$(9,017,691)	$(3,594,454)	$(1,309,593)	$(4,904,047)

Distributions to subsidiary members	—	—	—	(105,500)	(105,500)

Net income (loss)	—	129,769	129,769	(70,936)	58,833

Balance at June 30, 2011	$5,423,237	$(8,887,922)	$(3,464,685)	$(1,486,029)	$(4,950,714)

The accompanying notes are an integral part of these consolidated financial statements.

TrinityCare Senior Living, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$58,833	$(591,544)
Adjustment to reconcile net income (loss) to net cash used by operations:
Depreciation and amortization	299,767	291,707
Loan amortization costs	—	11,764
Bad debt expense	—	26,050
Net changes in other operating assets and liabilities:
Accounts receivable	(17,919)	86,917
Related party receivables and payables	—	375,000
Deferred revenue	(105,695)	(351,863)
Prepaid expenses and other assets	(73,845)	(71,666)
Accounts payable and accrued expenses	(123,961)	160,392

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	37,180	(63,243)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14,422)	(12,425)
Project development costs	—	(105,092)
Project development costs - recoveries	—	91,334

NET CASH USED BY INVESTING ACTIVITIES	(14,422)	(26,183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to subsidiary members	(105,500)	—
Net borrowings (payments) under notes payable	(62,406)	(20,118)
Loan costs	—	(13,439)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(167,906)	(33,557)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(145,148)	(122,983)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	343,674	310,119

CASH AND CASH EQUIVALENT AT END OF PERIOD	$198,526	$187,136

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$587,689	$614,188

The accompanying notes are an integral part of these consolidated financial statements.

TrinityCare Senior Living, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Financial Statement Presentation
TrinityCare Senior Living, LLC (“TCSL”) (“the Company”) is a management company for a consolidated group of senior living facilities in the United States, operating in Texas and Tennessee. Of the three communities that the Company operated at December 31, 2010, TrinityCare Senior Living, LLC was a minority unit holder in each.
These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2010 included in this Current Report on Form 8-K/A (Amendment No. 1) as exhibit 99.1. These unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In accordance with Article 10 of Regulation S-X, the unaudited interim financial statements disclose those events which have occurred subsequent to the end of the most recent fiscal year and which had a material impact on the Company. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments which are necessary for the fair presentation of the results for the periods presented. Because the Company is a privately held, certain items that would be applicable to a publicly traded company have been omitted from these financial statements.
Nature of Business
TrinityCare Senior Living partners with churches and developers to develop own and manage quality senior living facilities that enrich the faith of the residents, and provide single structure, state-of-the art independent living, assisted living, memory care and adult day care facilities.
The Company has three facilities in Texas and Tennessee, with expansion plans into Louisiana and the Southeastern part of the United States. It offers community living services, including meals, housekeeping, laundry, transportation, social, spiritual and recreational activity, and medication assistance, health care monitoring, as well as access to health screenings, such as blood pressure checks; periodic special services, including influenza inoculations; dietary health management programs; and ongoing exercise and fitness classes.
The Company also offers coordination with physician care, ambulation assistance, bathing, dressing, eating, grooming, and personal hygiene services; maintenance services; and special memory care services, such as services for residents with certain forms of dementia or Alzheimer’s disease.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated companies are:

Date of
Company Name	Organization	Purpose of Entity
TrinityCare Senior Living, LLC	July 13, 2005	Management Company
TrinityCare Senior Living of Knoxville, LLC	October 25, 2004	Facility
TrinityCare Senior Living of Pearland, LLC	January 12, 2000	Facility
TC Senior Living of Port Lavaca, LLC	January 24, 2005	Facility
Management believes that there is only one business segment.
Basis of Accounting
The Company’s policy is to prepare its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. Revenues are recognized in the period in which services are provided and earned. Expenses are recognized in the period in which they are incurred.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Company’s management; however, actual results could differ from those estimates.

Financial Instruments
The Company’s balance sheets include the following financial instruments: cash, accounts receivable, accounts payable, accrued expense, mortgages and notes payable. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the mortgages and notes payable approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.
Cash and Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The majority of cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.
Accounts Receivable
Accounts receivable consist of amounts due for credit issued to resident customers for facility rentals. Revenue for service is recognized when service is performed. An allowance for doubtful accounts is considered to be established for any amounts that may not be recoverable, which is based on an analysis of the Company’s customer credit worthiness, and current economic trends. Bad debts are charged when a receivable is considered uncollectible. Based on management’s review of accounts receivable, no allowance for doubtful accounts was considered necessary. Receivables are determined to be past due, based on payment terms of original invoices. The Company does not typically charge interest on past due receivables.
Property and Equipment
Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line basis over the estimated useful lives of the assets, which range from five to thirty-one and one half years.
In accordance with Statement of Financial Accounting Standards ASC 360, “Accounting for Impairment or Disposal of Long-Lived Assets,” long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. The Company did not recognize any impairment losses for any periods presented.
Income Taxes
The Company’s financial statements do not include a provision for income taxes because the taxable income of the consolidating companies is included in the income tax returns of the members, as allowed under the Internal Revenue Service (“IRS”) tax treatment of a Limited Liability Company.
Variable Interest Entities
TrinityCare Senior Living, LLC holds a noncontrolling equity interest in ventures established to develop or acquire and own senior living communities. Those ventures are generally limited liability companies. TCSL equity interest in these ventures generally ranges from 15% to 45%.
FASB ASC Topic 810, “Consolidations,” addresses the consolidation of entities to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interest. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is generally required to consolidate assets, liabilities and noncontrolling interests.
TrinityCare Senior Living, LLC reviews all of its ventures to determine if they are variable interest entities (“VIEs”). If a venture meets the requirements and is a VIE, TCSL must then determine if it is the primary beneficiary of the VIE. Estimates are required for the computation and probability of estimated cash flows, expected losses and expected residual returns of the VIE to determine if TCSL is the primary beneficiary of the VIE and therefore required to consolidate the venture. The entities included in these consolidated statements have been identified as VIE’s requiring consolidation.

Nature and Classification of the Noncontrolling Interest in the Consolidated Financial Statements
TrinityCare Senior Living, LLC is the controlling interest of the affiliated group. TCSL has a varying ownership investment in each entity, as of December 31, 2010 and 2009, as follows:

	2010	2009
TrinityCare Senior Living of Pearland, LLC	27.7%	27.7%
TrinityCare Senior Living of Knoxville, LLC	15.2%	15.2%
TC Senior Living of Port Lavaca, LLC	44.7%	44.7%
A noncontrolling interest is the portion of the equity in a subsidiary not attributable, directly or indirectly, to a parent. A noncontrolling interest, minority interest, is the ownership held by owners other than the consolidating parent. The noncontrolling interest is reported in the consolidated statement of financial position separately from the parent’s equity. The minority interest in the current year’s income (loss) is segregated from the earnings (loss) attributable to the controlling parent. Minority ownership equity interest in the consolidating subsidiaries is increased by equity contributions and proportionate share of the subsidiaries earnings and is reduced by dividends, distributions and proportionate share of the subsidiaries incurred losses.
NOTE 2: SUBSEQUENT EVENT
On June 28, 2011, the Company entered into an agreement to sell the business assets of TrinityCare Senior Living of Pearland, LLC, TrinityCare Senior Living of Knoxville, LLC, TC Senior Living of Port Lavaca, LLC, and 51% of the ownership of TrinityCare Senior Living LLC to University General Health System, Inc. (“UGHS”) [Management of the Company has evaluated subsequent events through September 13, 2011, which is the date these financial statements were available for issuance and concluded that no subsequent events had occurred that will require recognition in the financial statements or disclosures in the notes to the financial statements other than the acquisition by UGHS discussed above] for a total purchase consideration of $16.5 million. The sale was closed June 30, 2011 and purchase price consisted of $1.4 million in cash, approximately $2.8 million in seller subordinated promissory notes payable over two years, and the remainder through the issuance of stock valued at approximately $12.3 million.